Exhibit 10.9

Date : 01 Jan, 2015

Dear Jian Yibin,

We are pleased to offer you the post of PRC Manager with our company with effective from 01 Jan, 2015 on the following terms and conditions.

Job Description

Your normal working place will be the office address of China Global Lines at Hong Kong. You will be responsible to manage CGL Flying Fish Logistics (Shanghai) Limited and you will also be required to travel to the offices of CGL Flying Fish Logistics (Shanghai) Limited in People Republic of China to monitor and ensure smooth running of business activities of CGL Flying Fish Logistics (Shanghai) Limited.

Salary

Your monthly salary will be HK$ 33,500.00 payable at the end of each month. Extra bonus will be paid according to your performance and the decision of the Company.

Annual Salary Increment

Salary will be revised within every 12 calendar months after any previous increment of salary. The range of salary adjustment will be made in accordance with the performance of the staff, under the decision of the management.

Probation Period

The first two months of your employment will be a probation period. During the first month either party can terminate the agreement without notice. During the second month, either party can terminate the agreement by giving to the other party notice of not less than seven days or payment in lieu. Salary, computed on a daily basis, shall be paid to the date of expiry of such notice.

Working Hours

Normal working hours from Monday to Friday will be from 0900 to 1300 and 1400 to 1800 and on alternate Saturday from 0900 to 1300. Employees may be required to work overtime in excess of the standard working hours when necessary.

Annual Leave

You will entitled to 12 working days annual leave upon completion of 12 months service. Annual leave entitlement for any one year can only be taken in the following year and will not be allowed to be accumulated.

Sick Leave

Medical certificates must be provided by the employee who requested the sick leave. Employee must notify for all sick leaves or other absences before 09:30 a.m. of the same day. Any leave without notification of any kind to the Company for more than two days is considered as resignation without notice. Under such circumstances, the employee’s service will be terminated automatically and no pay is to be granted.

Injury Leave

A special leave shall be considered for injury when employees suffered in connection with their performance of duties. In the event of accidents of injuries to any member of employees, both indoor or outdoor, the injured employee should be rush delivered to the nearby hospital for cure. As otherwise, the Company accepts no responsibility for compensation to such injuries.

General

You shall not accept from any client or customer of the company any present or gratuity, monetary of otherwise, without the previous consent of the company nor shall you in any manner ask for or solicit any such present or gratuity from any such client or any other person with whom the Company may have dealings.

Notice of Termination

A)	After probation period, either party to this agreement shall have the right to terminate the agreement by giving to the other party not less than one month’s notice in writing on that behalf or by paying one month’s salary in lieu of notice.

B)	Your employment may be terminated by us summarily and without notice in the event that you fail to observe or perform any of the provisions herein contained and on your part to be observed or performed of if you shall become bankrupt or insolvent or fail to pay you personal debts or be convicted of any criminal offence involving your integrity or honesty or if you shall be guilty of any grave misconduct which in our opinion is detrimental to the interests of the Company.

Please return the attached copy of this letter duly signed by you in confirmation of the above agreement.

We welcome you to our Company and are looking forward to a pleasant and long association.

Yours sincerely,

COMPANY	Confirmed by:

Mr. Samson Lee
General Manager
China Global Lines Limited

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